Consulting Agreement with Blue Water Consulting, Inc.

                           BLUE WATER CONSULTING, INC.

                       1515 N. Federal Highway, Suite 211
                            Boca Raton, Florida 33432



                                  May 20, 1996


Andrew F. Capoccia, President
Imagex Services, Inc.
80 Wolf Road, Suite 503
Albany, New York 12205

         RE: CONSULTING AGREEMENT

Dear Mr. Capoccia:

         Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Consulting Agreement ("Consulting Agreement") as follows:

         1. APPOINTMENT OF BLUE WATER CONSULTING, INC. ImagexServices, Inc. (the "Company") hereby engages Blue Water Consulting, Inc. ("BWCI") and BWCI hereby agrees to render services to the Company as a special consultant and advisor.

         2.    DUTIES.   During the  term of this Agreement BWCI  shall provide
advice to, undertake for and consult generally with the Company concerning the following and related services: (i) further development and enhancement of current operations and recommendations with regard to additional services and geographic and service expansion; (ii) research, evaluation, due diligence and negotiations with respect to strategic partners, joint ventures, acquisitions, merger candidates and other venture partners; (iii) evaluate, introduce, negotiate and facilitate the sources of credit, banking relations and related financial opportunities; (iv) negotiate and assist the Company in terms of developing sources for additional equipment purchases, leases, and asset acquisitions supporting or augmenting the Company's current operations; (v) evaluate, perform due diligence and assist the Company in negotiating various contracts for the provision of the Company's products and services; (vi) evaluate, make recommendations, locate service providers, additional consultants and products in order to achieve technology upgrades for the Company's product and service lines; and (vii) evaluate and develop additional sales programs and enhancement of existing market programs and new account development.




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


Mr. Andrew F. Capoccia
Imagex Services, Inc.
May 20, 1996
Page 2



         3. TERM. The term of this Consulting Agreement shall be for a twelve-month period commencing on the date hereof.

         4. COMPENSATION. As compensation for its services hereunder, BWCI shall be issued seven hundred thousand (700,000) shares of Common Stock, $.001 par value (the "Shares").

         5. INVESTMENT RESTRICTIONS. Upon issuance appropriate investment restrictions shall be noted against the Shares.

         6. EXPENSES. BWCI shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as BWCI may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with the Company.

         7. REGISTRATION. The Company agrees to provide BWCI withregistration rights at the Company's cost and expense and include the shares of Common Stock in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

         8. CONFIDENTIALITY. BWCI will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by BWCI in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any management advice rendered by BWCI pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of BWCI.

         9. INDEMNIFICATION. The Company agrees to indemnify and hold BWCI harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not BWCI is a part to such dispute. This indemnity shall not apply, however, and BWCI shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that BWCI engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the


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


Mr. Andrew F. Capoccia
Imagex Services, Inc.
May 20, 1996
Page 3


losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse BWCI for its expenses.) The provisions of this paragraph 8 shall survive the termination and expiration of this Consulting Agreement.

         10. INDEPENDENT CONTRACTOR. BWCI and the Company hereby acknowledge that BWCI is an independent contractor. BWCI shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of the Company.

         11. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of New York. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

         Please   confirm   that  the   foregoing   correctly   sets  forth  our
understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                             Very truly yours,

                                             BLUE WATER CONSULTING, INC.


                                             By: /S/GREGORY L. PAIGE
                                                 ---------------------------
                                                 Gregory L. Paige, President

ACCEPTED AND AGREED TO as
of the 20th day of May 1996


IMAGEX SERVICES, INC.


By: /S/ANDREW F. CAPOCCIA
    -------------------------------
    Andrew F. Capoccia, President



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